EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements give effect to the sale by uBid of substantially all of its assets on April 2, 2003. The unaudited pro forma condensed statement of operations for the fiscal year ended July 31, 2002 gives effect to the sale by uBid of substantially all of its assets, as if the sale had occurred on August 1, 2001. The unaudited pro forma condensed balance sheet as of January 31, 2003 gives effect to the sale by uBid of substantially all of its assets, as if the sale had occurred on January 31, 2003. The unaudited pro forma condensed statement of operations for the fiscal year ended July 31, 2002 is based on the historical results of operations of CMGI for the fiscal year ended July 31, 2002. The following unaudited pro forma financial information, consisting of the unaudited pro forma condensed statement of operations and the unaudited pro forma condensed balance sheet and the accompanying notes, should be read in conjunction with, and are qualified by, the historical annual and quarterly financial statements and notes of CMGI. The historical unaudited pro forma financial information herein reflects discontinued operations reporting for Engage, Inc. (“Engage”), NaviSite, Inc. (“NaviSite”), Tallan, Inc. (“Tallan”), Yesmail, Inc. (“Yesmail”), AltaVista Company (“AltaVista”), and uBid. Accordingly, the assets, liabilities and operating results of these companies have been segregated from continuing operations and reported as discontinued operations.

CMGI’s fiscal 2003 year to date divestiture activities are as follows: On September 9, 2002, CMGI sold all of its equity and debt ownership interests in Engage. On September 11, 2002, CMGI sold all of its equity and debt ownership interests in NaviSite, pursuant to a plan approved on June 12, 2002. On February 18, 2003, Overture Services, Inc. (“Overture”) and AltaVista signed a definitive agreement under which Overture will acquire AltaVista’s business for approximately $140 million in cash and stock, and will assume certain of AltaVista’s liabilities. Under the terms of the agreement, Overture will pay AltaVista in Overture common stock valued at approximately $80 million (provided that Overture will not be required to issue more than 4,274,670 shares or less than 3,001,364 shares), plus $60 million in cash, and will assume certain of AltaVista’s liabilities. The transaction, which is subject to customary approvals and certain other conditions, is expected to close in April 2003. On February 28, 2003, CMGI sold all of its equity ownership interests in Yesmail. On March 7, 2003, CMGI sold all of its equity ownership interests in Tallan. During the quarter ended January 31, 2003, CMGI determined to divest of uBid either through the sale of its equity interests, or substantially all of uBid’s assets and liabilities. On April 2, 2003, uBid sold substantially all of its assets to Takumi pursuant to the terms of an asset purchase agreement dated April 2, 2003.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future results of operations of CMGI after the sale of assets by uBid, or of the results of operations of CMGI that would have actually occurred had the sale of uBid’s assets been effected as of the dates described above.

Unaudited Pro Forma Condensed Balance Sheet

January 31, 2003

(In thousands)

	CMGI	uBid	Pro Forma Adjustments		Pro Forma As Adjusted
Assets
Cash and cash equivalents	$174,712	$—	$1,613	(A)	$176,325
Accounts receivable, trade, net of allowance for doubtful accounts	60,173				60,173
Current assets of discontinued operations	59,196	(27,476)	210	(B)	31,930
Other current assets	61,586		1,473	(C)	63,059

Total current assets	355,667	(27,476)	3,296		331,487

Property and equipment, net	26,241				26,241
Non-current assets of discontinued operations	16,042				16,042
Other non-current assets	57,038				57,038

Total assets	$454,988	$(27,476)	$3,296		$430,808

Liabilities and Stockholders’ Equity
Accrued expenses	$151,508	$—	$1,630	(D)	$153,138
Current liabilities of discontinued operations	53,048	(22,331)			30,717
Other current liabilities	46,584				46,584

Total current liabilities	251,140	(22,331)	1,630		230,439

Non-current liabilities of discontinued operations	1,744	(804)			940
Other long-term liabilities	60,936				60,936
Stockholders’ equity	141,168	(4,341)	1,613	(A)	138,493
			210	(B)
			1,473	(C)
			(1,630)	(D)

Total liabilities and stockholders’ equity	$454,988	$(27,476)	$3,296		$430,808

CMGI, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the Twelve months ended July 31, 2002

(In thousands, except per share data)

Net revenues	$168,477

Operating expenses:
Cost of revenues	151,967
Research and development	10,650
Selling	30,582
General and administrative	60,787
Amortization of intangible assets and stock-based compensation	4,941
Impairment of long-lived assets	3,752
Restructuring	(4,480)

Total operating expenses	258,199

Operating loss	(89,722)

Other income (expense):
Interest income, net	36,980
Equity in losses of affiliates	(15,408)
Minority interest	1,678
Non-operating losses, net	(65,729)

(42,479)

Loss from continuing operations before income taxes	(132,201)
Income tax benefit	(2,420)

Loss from continuing operations	(129,781)

Basic and diluted loss per share from continuing operations	$(0.34)

Weighted average shares used in computing basic and diluted loss per share from continuing operations	379,800

Notes to the Unaudited Pro Forma Condensed Financial Statements

Pro Forma Adjustments and Assumptions:

The pro forma information herein gives effect to the following transaction:

On April 2, 2003, uBid sold substantially all of its assets to Takumi, pursuant to the terms of an asset purchase agreement dated as of April 2, 2003 by and among Takumi, CMGI and uBid. In consideration of the Asset Sale, Takumi paid uBid (i) $1,612,500 in cash at closing, (ii) a promissory note in the aggregate principal amount of $2,000,000, bearing interest at the Prime rate plus 1.50%, payable in two equal installments on the first and second anniversaries of the closing, and (iii) a warrant to purchase nonvoting common stock of Takumi constituting 5% of the outstanding common stock of Takumi on the consummation of the Asset Sale (calculated on a fully-diluted, as-converted basis). In addition, Takumi assumed certain liabilities of uBid. The amount of consideration was determined as a result of arms’-length negotiations between the parties.

The unaudited pro forma condensed financial statements exclude the $222.8 million pro forma loss that uBid would have realized on the sale, had the sale occurred on August 1, 2001. This pro forma loss would have been reported as a component of discontinued operations during the fiscal year ended July 31, 2002. The $222.8 million pro forma loss includes a charge of approximately $205.8 million related to the outstanding goodwill and other intangible assets of uBid as of August 1, 2001. Additionally, during fiscal year 2002, CMGI’s consolidated results of operations included a net loss of approximately $178.5 million for uBid, which has been reclassified as discontinued operations in CMGI’s historical results of operations.

(A)	The pro forma adjustment represents the $1.6 million in cash paid by Takumi to uBid as part of the consideration for the Asset Sale.
(B)	The pro forma adjustment reflects amounts due from Takumi to CMGI subsidiaries as of January 31, 2003.
(C)	The pro forma adjustment reflects the fair value of the note receivable and warrant received from Takumi as part of the consideration for the Asset Sale.
(D)	The pro forma adjustment represents severance and other transaction costs of uBid that were not assumed by Takumi.